EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Micromuse Inc.:

We consent to the incorporation herein by reference of our report dated May 10, 2004, relating to the consolidated balance sheets of Micromuse Inc. and its subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2003, and related schedule, which report appears in the September 30, 2003 annual report on Form 10-K of Micromuse Inc.

/s/    KPMG LLP

Mountain View, California

May 25, 2004